JOHN HANCOCK INVESTMENT TRUST

               on behalf of John Hancock Global Opportunities Fund
   (formerly known as John Hancock Large Cap Intrinsic Value Fund (the "Fund")

                                        AMENDMENT TO SUB-ADVISORY AGREEMENT


Appendix A referenced in Section 3 COMPENSATION OF SUB-ADVISER of the Fund's Sub-Advisory Agreement dated December 31, 2005, is hereby amended, effective July 1, 2007, to reflect the following:

     Fund                                 Percentage of Average Daily Net Assets

John Hancock Global Opportunities Fund    All Assets

                          Sub-Advisory    .40% to $500 Million
                                          .375% next $500 Million
                                          .350% over $1 Billion


Executed this 28th day of June, 2007.

                             JOHN HANCOCK ADVISERS, LLC



                             By:          /s/Alfred P. Ouellette
                                   -----------------------------
                                   Name:   Alfred P. Ouellette
                                   Title:  AVP and Senior Counsel


                             JOHN HANCOCK INVESTMENT TRUST on behalf of
                             John Hancock Global Opportunities Fund


                             By:           /s/Alfred P. Ouellette
                                   ------------------------------
                                   Name:  Alfred P. Ouellette
                                   Title: Assistant Secretary


                             MFC GLOBAL INVESTMENT MANAGEMENT (U.S.), LLC
                             (formerly, Sovereign Asset Management LLC)


                             By:          /s/Barry H. Evans
                                   ---------------------------
                                   Name:  Barry H. Evans
                                   Title: President, Chief Operating Officer and
                                          Chief Fixed Income Officer